Exhibit 99.1

Press Release

FOR IMMEDIATE RELEASE

Contact:	John M. McCaffery Executive Vice President Chief Financial Officer (631) 537-1001, ext. 7290

BRIDGE BANCORP, INC.

REPORTS FOURTH QUARTER AND YEAR END 2017 RESULTS

With Record Revenues

(Bridgehampton, NY – January 29, 2018) Bridge Bancorp, Inc. (NASDAQ:BDGE), (the “Company”), the parent company of BNB Bank (“BNB”), today announced fourth quarter and year end results for 2017.

The Company's fourth quarter and full year 2017 financial results included:

•	Net loss for the 2017 fourth quarter of $6.9 million, or $0.35 per diluted share. Inclusive of:
o	Charge of $7.6 million, or $0.39 per share, from the reduction to net deferred tax assets related to the Tax Cuts and Jobs Act (“Tax Act”).
o	Charge of $5.2 million, after tax, or $0.26 per share, from restructuring costs.
•	Excluding the impact related to the Tax Act and restructuring costs, net income for the 2017 fourth quarter, was $5.9 million, or $0.30 per diluted share.
•	Net income for the full year 2017 was $20.5 million, or $1.04 per diluted share, compared to $35.5 million, or $2.00 per diluted share, for the full year 2016.
•	Net income for the full year 2017, excluding the impact related to the Tax Act and restructuring costs, was $33.3 million, or $1.68 per diluted share.
•	Net interest income for the 2017 fourth quarter increased $3.4 million over 2016 to $33.6 million, with a net interest margin of 3.36%.
•	Total assets of $4.4 billion at December 31, 2017, 3% higher than September 30, 2017 and 9% higher than December 31, 2016.
•	Loan growth of $502 million, or 19%, compared to December 31, 2016, and $181 million, or 25% annualized, from September 30, 2017.
•	Deposit growth of $409 million, or 14%, compared to December 31, 2016, and $131 million, or 16% annualized, from September 30, 2017.
•	Non-public, non-brokered deposit growth of $384 million, or 18%, compared to December 31, 2016.
•	Continued solid asset quality metrics and reserve coverage.
•	All capital ratios exceed the fully phased in requirements of Basel III rules.
•	Declared a dividend of $0.23 during the quarter.

Commenting on the fourth quarter results, Kevin O’Connor, President and CEO said, “The reported financial results for 2017 and the quarter reflect declines from the previous year due primarily to the Tax Act, our previously announced branch network streamlining, and increased credit costs. However, when adjusted for these items, the Company’s underlying trends are favorable.  Loan and deposit growth continued the positive momentum we have experienced during 2017, and the fourth quarter showed the highest increase in both dollars and rate of growth for the year. Net interest income and margin improved in the quarter and for the year, which coupled with the 13% year over year increase in non-interest income, contributed to record revenues of $145 million. Our expense metrics continued to reflect constructive progress on expense control as we continually strive for improvements in operating leverage. Finally, coincident with the change in our charter from a national bank to a New York chartered commercial bank, we rebranded the Bank officially as BNB Bank.  These achievements, dampened somewhat by the factors discussed above, were extremely encouraging, and we look forward to building on the many positive strides taken in 2017.”

Net Interest Income

Interest income was $40.0 million in fourth quarter 2017, an increase of $1.5 million compared with third quarter 2017, driven primarily by organic growth in loans and partially offset by a decrease in the average securities portfolio. Interest expense was $6.4 million in fourth quarter 2017, an increase of $0.3 million compared with third quarter 2017, due to increases in average interest bearing liabilities and average cost of deposits.

“Although the net interest margin declined versus 2016, our reported net interest margin has improved over the last two quarters. Our asset yields have stabilized and are beginning to trend higher while we have been able to minimize the impact of rising rates on our funding costs. Our success in growing deposits and maintaining our DDA percentage at 40% enables us to maintain low funding costs and grow the net interest margin,” stated Mr. O’Connor.

“Over the course of 2017, the Federal Reserve rate increases have failed to generate corresponding rate increases in the longer end of the yield curve. However, beginning at December 31, 2017, longer-term treasury rates have risen. This could signal greater optimism in the economy, attributable to several factors, including the recently passed tax cuts,” noted Mr. O’Connor.

Provision for Loan Losses

Provision for loan losses was $10.4 million for the 2017 fourth quarter, $9.0 million higher than the 2016 fourth quarter, and $14.1 million for the full year 2017, $8.5 million higher than the full year 2016. The Company recognized net charge-offs of $8.0 million in the 2017 fourth quarter, compared to net recoveries of $0.2 million for the 2016 fourth quarter. The Company recognized net charge-offs of $8.2 million for the full year 2017, compared to net charge-offs of $0.4 million for the full year 2016.  “This quarter’s elevated credit costs resulted primarily from the charge-off of loans and specific reserves associated with two specific relationships, coupled with the need to provide coverage for the sizable fourth quarter loan growth.  In analyzing this quarter’s charge-offs, we believe there are factors, both internal and external to these borrowers, which were unique to the relationships.  We consider the losses incurred as isolated and not indicative of any negative trends within either the borrowers’ industries or the Company’s overall credit profile,” commented Mr. O’Connor.

Non-Interest Income

Non-interest income was $4.5 million for the fourth quarter 2017, $0.8 million higher than fourth quarter 2016, driven primarily by higher other operating income and service charges and other fees, partially offset by net securities losses and lower gain on sale of Small Business Administration (“SBA”) loans. Non-interest income was $18.1 million for the full year 2017, $2.1 million higher than full year 2016, primarily due to higher gain on sale of SBA loans, service charges and other fees, and title fee income.

Non-Interest Expense

Non-interest expense for the 2017 fourth quarter increased to $29.2 million from $18.5 million in 2016 fourth quarter. Non-interest expense for the full year 2017 increased to $91.7 million from $77.1 million in full year 2016. The increases in the fourth quarter and full year are primarily due to restructuring costs related to branch restructuring and charter conversion, and growth in salaries and employee benefits expense, partially offset by a decrease in amortization of other intangible assets. Excluding the impact of these restructuring costs, total non-interest expense in the fourth quarter 2017 would have been $21.1 million. Mr. O’Connor commented, “This quarter we executed on two major initiatives, identifying and executing a branch rationalization strategy and the finalization of our charter conversion from a national bank to a New York chartered commercial bank. While each had a different rationale, together they create a bank better prepared for 2018 and beyond. The fourth quarter results reflected a restructuring charge of $8.0 million to account for costs associated with these items, with $7.7 million attributable to the branches. The projected 2018 pre-tax cost savings of $4 million should result in an expected payback period of no more than 24 months.”

Income Tax Expense

Income tax expense was $5.4 million in fourth quarter 2017, and $18.9 million in full year 2017, which included a $7.6 million charge to write-down the Company’s deferred tax assets due to the enactment of the Tax Act in fourth quarter 2017. The Company estimates it will record income tax at an effective tax rate of approximately 23% in 2018.

Balance Sheet and Asset Quality

Total assets were $4.4 billion at December 31, 2017, $145.7 million higher than September 30, 2017 and $375.4 million higher than December 31, 2016. Total loans at December 31, 2017 of $3.1 billion reflect growth of $502.3 million, or 19%, over December 31, 2016. Deposits totaled $3.3 billion at December 31, 2017, an increase of $408.5 million over December 31, 2016. Demand deposits increased $187.4 million year-over-year to $1.3 billion at December 31, 2017, representing 40% of total deposits.

Asset quality measures remained solid, as non-performing assets, comprised exclusively of non-performing loans, were $7.0 million, or 0.16% of total assets, and 0.22% of total loans at December 31, 2017, compared to $1.2 million, or 0.03% of total assets, and 0.05% of total loans at December 31, 2016. Loans 30 to 89 days past due increased $1.5 million to $3.6 million at December 31, 2017, with $2.4 million representing acquired loans. Loans past due 90 days and still accruing at December 31, 2017 and 2016 were comprised of acquired loans of $1.8 million and $1.0 million, respectively.

The allowance for loan losses increased $5.8 million to $31.7 million at December 31, 2017 from $25.9 million as of December 31, 2016. The allowance as a percentage of loans was 1.02% at December 31, 2017, compared to 1.00% at December 31, 2016. The increase in the allowance for loan losses is primarily due to portfolio growth, and the impact of fourth quarter 2017 charge-offs and specific reserves.

Stockholders’ equity grew $21.2 million to $429.2 million at December 31, 2017, compared to $408.0 million at December 31, 2016. The growth reflects earnings, conversions of trust preferred securities to shares of common stock and the dividend reinvestment plan, partially offset by shareholders' dividends and a decrease in the fair value of available for sale investment securities. Tangible book value per share increased $0.63 to $16.14 at December 31, 2017, compared to $15.51 at December 31, 2016. The Company's capital ratios exceed all fully phased in capital requirements under the Basel III rules and the Bank remains classified as well capitalized.

About Bridge Bancorp, Inc.

Bridge Bancorp, Inc. is a bank holding company engaged in commercial banking and financial services through its wholly owned subsidiary, BNB Bank, formerly known as The Bridgehampton National Bank. Established in 1910, BNB, with assets of approximately $4.4 billion, operates 44 retail branch locations serving Long Island and the greater New York metropolitan area. In addition, BNB operates one loan production office in Manhattan. Through its branch network and its electronic delivery channels, BNB provides deposit and loan products and financial services to local businesses, consumers and municipalities. Title insurance services are offered through BNB's wholly owned subsidiary, Bridge Abstract. Bridge Financial Services, Inc., a wholly owned subsidiary of BNB, offers financial planning and investment consultation. For more information visit www.bnbbank.com.

BNB also has a rich tradition of involvement in the community, supporting programs and initiatives that promote local business, the environment, education, healthcare, social services and the arts.

Please see the attached tables for selected financial information.

This report may contain statements relating to the future results of the Company (including certain projections and business trends) that are considered “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995 (the “PSLRA”). Such forward-looking statements, in addition to historical information, involve risk and uncertainties, and are based on the beliefs, assumptions and expectations of management of the Company. Words such as “expects,” “believes,” “should,” “plans,” “anticipates,” “will,” “potential,” “could,” “intend,” “may,” “outlook,” “predict,” “project,” “would,” “estimated,” “assumes,” “likely,” and variation of such similar expressions are intended to identify such forward-looking statements. Examples of forward-looking statements include, but are not limited to, possible or assumed estimates with respect to the financial condition, expected or anticipated revenue, and results of operations and business of the Company, including earnings growth; revenue growth in retail banking lending and other areas; origination volume in the consumer, commercial and other lending businesses; current and future capital management programs; non-interest income levels, including fees from the title abstract subsidiary and banking services as well as product sales; tangible capital generation; market share; expense levels; and other business operations and strategies. The Company claims the protection of the safe harbor for forward-looking statements contained in the PSLRA.

Factors that could cause future results to vary from current management expectations include, but are not limited to, changing economic conditions; legislative and regulatory changes, including increases in FDIC insurance rates; monetary and fiscal policies of the federal government; changes in tax policies; rates and regulations of federal, state and local tax authorities; changes in interest rates; deposit flows; the cost of funds; demands for loan products; demand for financial services; competition; changes in the quality and composition of BNB’s loan and investment portfolios; changes in management’s business strategies; changes in accounting principles, policies or guidelines; changes in real estate values; an unexpected increase in operating costs; expanded regulatory requirements as a result of the Dodd-Frank Act; and other risk factors discussed elsewhere, and in our reports filed with the Securities and Exchange Commission. The forward-looking statements are made as of the date of this report, and the Company assumes no obligation to update the forward-looking statements or to update the reasons why actual results could differ from those projected in the forward-looking statements.

BRIDGE BANCORP, INC. AND SUBSIDIARIES

Condensed Consolidated Statements of Condition (unaudited)

(In thousands, except per share amounts and financial ratios)

	December 31,	September 30,	December 31,
	2017	2017	2016
ASSETS
Cash and due from banks	$76,614	$57,915	$102,280
Interest earning deposits with banks	18,133	29,038	11,558
Total cash and cash equivalents	94,747	86,953	113,838
Securities available for sale, at fair value	759,916	792,058	819,722
Securities held to maturity	180,866	189,603	223,237
Total securities	940,782	981,661	1,042,959
Securities, restricted	35,349	34,234	34,743
Loans held for investment	3,102,752	2,921,705	2,600,440
Allowance for loan losses	(31,707)	(29,273)	(25,904)
Loans, net	3,071,045	2,892,432	2,574,536
Premises and equipment, net	33,505	35,000	35,263
Goodwill and other intangible assets	111,164	111,170	111,774
Accrued interest receivable and other assets	143,410	142,828	141,457
Total assets	$4,430,002	$4,284,278	$4,054,570

LIABILITIES AND STOCKHOLDERS' EQUITY
Demand deposits	$1,338,701	$1,194,819	$1,151,268
Savings, NOW and money market deposits	1,773,478	1,785,184	1,568,009
Certificates of deposit of $100,000 or more	158,584	159,511	126,198
Other time deposits	63,780	63,794	80,534
Total deposits	3,334,543	3,203,308	2,926,009
Federal funds purchased and repurchase agreements	50,877	50,846	100,674
Federal Home Loan Bank advances	501,374	476,674	496,684
Subordinated debentures, net	78,641	78,606	78,502
Junior subordinated debentures, net	-	-	15,244
Other liabilities and accrued expenses	35,367	32,905	29,470
Total liabilities	4,000,802	3,842,339	3,646,583
Total stockholders' equity	429,200	441,939	407,987
Total liabilities and stockholders' equity	$4,430,002	$4,284,278	$4,054,570

BRIDGE BANCORP, INC. AND SUBSIDIARIES

Condensed Consolidated Statements of Income (unaudited)

(In thousands, except per share amounts and financial ratios)

	Three Months Ended			Year Ended
	Dec. 31,	Sept. 30,	Dec. 31,	Dec. 31,	Dec. 31,
	2017	2017	2016	2017	2016

Interest income	$39,960	$38,438	$34,615	$149,849	$137,716
Interest expense	6,399	6,093	4,450	22,689	16,845
Net interest income	33,561	32,345	30,165	127,160	120,871
Provision for loan losses	10,400	1,900	1,400	14,050	5,550
Net interest income after provision for loan losses	23,161	30,445	28,765	113,110	115,321

Non-interest income:
Service charges and other fees	2,334	2,392	1,970	8,996	8,407
Title fee income	546	757	481	2,394	1,833
Net securities (losses) gains	(222)	260	-	38	449
Gain on sale of Small Business Administration loans	247	100	427	1,689	1,097
BOLI income	560	563	571	2,250	1,929
Other operating income	1,034	900	299	2,735	2,331
Total non-interest income	4,499	4,972	3,748	18,102	16,046

Non-interest expense:
Salaries and employee benefits	11,299	11,766	9,430	45,766	40,913
Occupancy and equipment	3,647	3,514	3,359	13,998	12,798
Restructuring costs	8,020	-	-	8,020	-
Acquisition costs	-	-	(650)	-	(920)
Amortization of other intangible assets	247	247	827	1,047	2,637
Other operating expenses	5,941	5,744	5,563	22,896	21,653
Total non-interest expense	29,154	21,271	18,529	91,727	77,081

(Loss) income before income taxes	(1,494)	14,146	13,984	39,485	54,286
Income tax expense	5,422	4,703	4,824	18,946	18,795
Net (loss) income	$(6,916)	$9,443	$9,160	$20,539	$35,491
Basic (loss) earnings per share	$(0.35)	$0.48	$0.50	$1.04	$2.01
Diluted (loss) earnings per share	$(0.35)	$0.48	$0.50	$1.04	$2.00
Weighted average common and equivalent shares	19,419	19,405	18,336	19,379	17,851

BRIDGE BANCORP, INC. AND SUBSIDIARIES

Consolidated Financial Highlights (unaudited)

(In thousands, except per share amounts and financial ratios)

	Three Months Ended			Year Ended
	Dec. 31,	Sept. 30,	Dec. 31,	Dec. 31,	Dec. 31,
	2017	2017	2016	2017	2016
Selected Financial Data:
Return on average total assets	(0.63)%	0.88%	0.93%	0.49%	0.92%
Adjusted return on average total assets (1)	0.53%	0.88%	0.92%	0.79%	0.93%
Return on average stockholders' equity	(6.07)%	8.41%	9.50%	4.64%	9.82%
Adjusted return on average stockholders' equity (1)	5.15%	8.41%	9.43%	7.53%	9.87%
Return on average tangible common equity (1) (2)	(8.04)%	11.21%	13.43%	6.21%	14.21%
Adjusted return on average tangible common equity (1) (2)	7.01%	11.40%	13.60%	10.28%	14.57%
Net interest margin, tax equivalent basis (1)	3.36%	3.33%	3.41%	3.34%	3.48%
Adjusted net interest margin (1)	3.14%	3.14%	3.09%	3.13%	3.20%
Efficiency ratio	76.60%	57.00%	54.64%	63.15%	56.30%
Adjusted efficiency ratio (1)	54.08%	56.22%	53.57%	56.39%	54.92%
Operating expense/average assets	2.65%	1.99%	1.88%	2.18%	2.00%
Adjusted operating expense/average assets (1)	1.90%	1.96%	1.87%	1.97%	1.97%

(1) See reconciliation of this non-GAAP financial measure provided elsewhere herein.

(2) Average tangible common equity represents a non-GAAP financial measure calculated as average total stockholders' equity less average goodwill and intangible assets.

	Dec. 31, 2017	Sept. 30, 2017	Dec. 31, 2016
Selected Financial Data:
Book value per share	$21.78	$22.43	$21.36
Tangible book value per share (1)	$16.14	$16.78	$15.51
Common shares outstanding	19,709	19,707	19,100

Capital Ratios:
Total capital to risk weighted assets	13.3%	14.2%	15.0%
Tier 1 capital to risk weighted assets	10.0%	10.8%	11.3%
Common equity Tier 1 capital to risk weighted assets	10.0%	10.8%	10.8%
Tier 1 capital to average assets	7.9%	8.3%	8.6%
Tangible common equity to tangible assets (1) (2)	7.4%	7.9%	7.5%
Tier 1 capital to average assets (Bank)	9.6%	9.9%	9.9%

Asset Quality:
Loans 30-89 days past due	$3,614	$3,755	$2,156
Loans 90 days past due and accruing (3)	$1,834	$2,444	$1,027
Non-performing loans	$6,955	$7,451	$1,241
Non-performing assets	$6,955	$7,451	$1,241
Non-performing loans/total loans	0.22%	0.26%	0.05%
Non-performing assets/total assets	0.16%	0.17%	0.03%
Allowance/non-performing loans	455.89%	392.87%	2087.35%
Allowance/total loans	1.02%	1.00%	1.00%

(1) Tangible common equity represents a non-GAAP financial measure calculated as total stockholders' equity less goodwill and intangible assets.

(2) Tangible assets represents a non-GAAP financial measure calculated as total assets less goodwill and intangible assets.

(3) Represents loans acquired in connection with the Community National Bank, FNBNY Bancorp, Inc., and Hamptons State Bank acquisitions.

BRIDGE BANCORP, INC. AND SUBSIDIARIES

Supplemental Financial Information

Condensed Consolidated Average Balance Sheets And Average Rate Data (unaudited)

(Dollars in thousands)

	Three Months Ended December 31,			Three Months Ended September 30,			Three Months Ended December 31,
	2017			2017			2016
			Average			Average			Average
	Average		Yield/	Average		Yield/	Average		Yield/
	Balance	Interest	Cost	Balance	Interest	Cost	Balance	Interest	Cost
Interest earning assets:
Loans, net (including loan fee income) (1)	$2,984,476	$34,309	4.56%	$2,817,775	$32,667	4.60%	$2,551,589	$29,691	4.63%
Securities (1)	997,762	5,918	2.35%	1,050,811	6,019	2.27%	987,195	5,236	2.11%
Deposits with banks	21,638	70	1.28%	26,243	91	1.38%	23,735	32	0.54%
Total interest earning assets (1)	4,003,876	40,297	3.99%	3,894,829	38,777	3.95%	3,562,519	34,959	3.90%
Non interest earning assets:
Other assets	359,460			354,215			350,803
Total assets	$4,363,336			$4,249,044			$3,913,322

Interest bearing liabilities:
Deposits	$1,996,584	$3,044	0.60%	$1,977,119	$2,852	0.57%	$1,792,260	$1,913	0.42%
Federal funds purchased and repurchase agreements	142,923	498	1.38%	118,499	402	1.35%	179,307	296	0.66%
Federal Home Loan Bank advances	401,155	1,723	1.70%	398,234	1,704	1.70%	307,669	768	0.99%
Subordinated debentures	78,618	1,134	5.72%	78,583	1,135	5.73%	78,479	1,135	5.75%
Junior subordinated debentures	-	-	-	-	-	-	15,334	338	8.77%
Total interest bearing liabilities	2,619,280	6,399	0.97%	2,572,435	6,093	0.94%	2,373,049	4,450	0.75%
Non interest bearing liabilities:
Demand deposits	1,255,110			1,196,179			1,122,378
Other liabilities	36,689			34,875			34,238
Total liabilities	3,911,079			3,803,489			3,529,665
Stockholders' equity	452,257			445,555			383,657
Total liabilities and stockholders' equity	$4,363,336			$4,249,044			$3,913,322

Net interest income/interest rate spread (1)		33,898	3.02%		32,684	3.01%		30,509	3.15%

Net interest earning assets/net interest margin (1)	$1,384,596		3.36%	$1,322,394		3.33%	$1,189,470		3.41%

Tax equivalent adjustment		(337)	(0.03)%		(339)	(0.04)%		(344)	(0.04)%

Net interest income/net interest margin		$33,561	3.33%		$32,345	3.29%		$30,165	3.37%

(1) Presented on a non-GAAP tax equivalent basis.

BRIDGE BANCORP, INC. AND SUBSIDIARIES

Supplemental Financial Information

Condensed Consolidated Average Balance Sheets And Average Rate Data (unaudited)

(Dollars in thousands)

	Year Ended December 31,
	2017			2016
			Average			Average
	Average		Yield/	Average		Yield/
	Balance	Interest	Cost	Balance	Interest	Cost
Interest Earning Assets:
Loans, net (including loan fee income) (1)	$2,774,422	$126,802	4.57%	$2,494,750	$117,114	4.69%
Securities (1)	1,048,033	24,140	2.30%	984,625	21,785	2.21%
Deposits with banks	24,554	278	1.13%	29,054	147	0.51%
Total interest earning assets (1)	3,847,009	151,220	3.93%	3,508,429	139,046	3.96%
Non interest earning assets:
Other assets	354,019			341,131
Total assets	$4,201,028			$3,849,560

Interest bearing liabilities:
Deposits	$1,937,445	$10,426	0.54%	$1,808,904	$6,866	0.38%
Federal funds purchased and repurchase agreements	132,514	1,571	1.19%	162,118	1,075	0.66%
Federal Home Loan Bank advances	401,258	6,105	1.52%	275,591	3,001	1.09%
Subordinated debentures	78,566	4,539	5.78%	78,427	4,539	5.79%
Junior subordinated debentures	668	48	7.19%	15,620	1,364	8.73%
Total interest bearing liabilities	2,550,451	22,689	0.89%	2,340,660	16,845	0.72%
Non interest bearing liabilities:
Demand deposits	1,174,840			1,110,824
Other liabilities	33,465			36,839
Total liabilities	3,758,756			3,488,323
Stockholders' equity	442,272			361,237
Total liabilities and stockholders' equity	$4,201,028			$3,849,560

Net interest income/interest rate spread (1)		128,531	3.04%		122,201	3.24%

Net interest earning assets/net interest margin (1)	$1,296,558		3.34%	$1,167,769		3.48%

Tax equivalent adjustment		(1,371)	(0.03)%		(1,330)	(0.03)%

Net interest income/net interest margin		$127,160	3.31%		$120,871	3.45%

(1) Presented on a non-GAAP tax equivalent basis.

BRIDGE BANCORP, INC. AND SUBSIDIARIES

Non-GAAP Financial Measures (unaudited)

Reconciliation of as reported (GAAP) and non-GAAP financial measures

The tables below provide a reconciliation of generally accepted accounting principles ("GAAP") (as reported) and non-GAAP financial measures. A non-GAAP financial measure is a numerical measure of historical or future financial performance, financial position or cash flows that excludes or includes amounts that are required to be disclosed in the most directly comparable measure calculated and presented in accordance with GAAP in the United States. The Company’s management believes the presentation of non-GAAP financial measures provide investors with a greater understanding of the Company’s operating results in addition to the results measured in accordance with GAAP. While management uses these non-GAAP measures in its analysis of the Company’s performance, this information should not be viewed as a substitute for financial results determined in accordance with GAAP, or considered to be more important than financial results determined in accordance with GAAP.

	Three Months Ended			Year Ended
	Dec. 31,	Sept. 30,	Dec. 31,	Dec. 31,	Dec. 31,
	2017	2017	2016	2017	2016
Return on average total assets - as reported	(0.63)%	0.88%	0.93%	0.49%	0.92%
Restructuring costs	0.73%	0.00%	0.00%	0.19%	0.00%
Acquisition costs	0.00%	0.00%	(0.07)%	0.00%	(0.02)%
Amortization of non compete agreement	0.00%	0.00%	0.06%	0.00%	0.04%
Measurement period fixed asset adjustment (1)	0.00%	0.00%	0.00%	0.00%	(0.01)%
Income tax effect of adjustments above	(0.26)%	0.00%	0.00%	(0.07)%	0.00%
Deferred tax asset re-measurement	0.69%	0.00%	0.00%	0.18%	0.00%
Adjusted return on average total assets (non-GAAP)	0.53%	0.88%	0.92%	0.79%	0.93%

Return on average stockholders' equity - as reported	(6.07)%	8.41%	9.50%	4.64%	9.82%
Restructuring costs	7.04%	0.00%	0.00%	1.81%	0.00%
Acquisition costs	0.00%	0.00%	(0.67)%	0.00%	(0.25)%
Amortization of non compete agreement	0.00%	0.00%	0.57%	0.00%	0.40%
Measurement period fixed asset adjustment (1)	0.00%	0.00%	0.00%	0.00%	(0.09)%
Income tax effect of adjustments above	(2.46)%	0.00%	0.03%	(0.63)%	(0.01)%
Deferred tax asset re-measurement	6.64%	0.00%	0.00%	1.71%	0.00%
Adjusted return on average stockholders' equity (non-GAAP)	5.15%	8.41%	9.43%	7.53%	9.87%

Return on average tangible common equity - as reported	(8.04)%	11.21%	13.43%	6.21%	14.21%
Restructuring costs	9.32%	0.00%	0.00%	2.42%	0.00%
Acquisition costs	0.00%	0.00%	(0.95)%	0.00%	(0.37)%
Amortization of other intangible assets	0.29%	0.29%	1.21%	0.32%	1.06%
Measurement period fixed asset adjustment (1)	0.00%	0.00%	0.00%	0.00%	(0.12)%
Income tax effect of adjustments above	(3.36)%	(0.10)%	(0.09)%	(0.96)%	(0.21)%
Deferred tax asset re-measurement	8.80%	0.00%	0.00%	2.29%	0.00%
Adjusted return on average tangible common equity (non-GAAP)	7.01%	11.40%	13.60%	10.28%	14.57%

(1) A fixed asset measurement period adjustment for $0.3 million was recorded in 2016 related to the recovery of depreciation expense recorded in 2015.

BRIDGE BANCORP, INC. AND SUBSIDIARIES

Non-GAAP Financial Measures (unaudited)

The following table presents a reconciliation of net (loss) income and diluted (loss) earnings per share (as reported) to adjusted net income and adjusted diluted earnings per share excluding restructuring costs, acquisition costs, amortization of non compete agreement, measurement period fixed asset adjustment and deferred tax asset remeasurement :

	Three Months Ended			Year Ended
	Dec. 31,	Sept. 30,	Dec. 31,	Dec. 31,	Dec. 31,
(Dollars in thousands, except per share amounts)	2017	2017	2016	2017	2016
Net (loss) income - as reported	$(6,916)	$9,443	$9,160	$20,539	$35,491
Adjustments:
Restructuring costs	8,020	-	-	8,020	-
Acquisition costs	-	-	(650)	-	(920)
Amortization of non compete agreement	-	-	547	-	1,459
Measurement period fixed asset adjustment (1)	-	-	-	-	(309)
Income tax effect of adjustments above	(2,807)	-	36	(2,807)	(80)
Deferred tax asset remeasurement	7,572	-	-	7,572	-
Adjusted net income (non-GAAP)	$5,869	$9,443	$9,093	$33,324	$35,641

Diluted (loss) earnings per share - as reported	$(0.35)	$0.48	$0.50	$1.04	$2.00
Adjustments:
Restructuring costs	0.40	-	-	0.40	-
Acquisition costs	-	-	(0.03)	-	(0.05)
Amortization of non compete agreement	-	-	0.03	-	0.08
Measurement period fixed asset adjustment (1)	-	-	-	-	(0.02)
Income tax effect of adjustments above	(0.14)	-	-	(0.15)	(0.01)
Deferred tax asset remeasurement	0.39	-	-	0.39	-
Adjusted diluted earnings per share (non-GAAP)	$0.30	$0.48	$0.50	$1.68	$2.00

The following table presents a reconciliation of efficiency ratio (as reported) and adjusted efficiency ratio (non-GAAP) :
Efficiency ratio - as reported	76.60%	57.00%	54.64%	63.15%	56.30%
Non-interest expense - as reported	$29,154	$21,271	$18,529	$91,727	$77,081
Less: Restructuring costs	(8,020)	-	-	(8,020)	-
Less: Acquisition costs	-	-	650	-	920
Less: Amortization of intangible assets	(247)	(247)	(827)	(1,047)	(2,637)
Less: Measurement period fixed asset adjustment (1)	-	-	-	-	309
Adjusted non-interest expense (non-GAAP)	$20,887	$21,024	$18,352	$82,660	$75,673
Net interest income - as reported	$33,561	$32,345	$30,165	$127,160	$120,871
Tax equivalent adjustment	337	339	344	1,371	1,330
Net interest income, tax-equivalent basis (non-GAAP)	$33,898	$32,684	$30,509	$128,531	$122,201
Non-interest income - as reported	$4,499	$4,972	$3,748	$18,102	$16,046
Less: Net securities losses (gains)	222	(260)	-	(38)	(449)
Adjusted non-interest income (non-GAAP)	$4,721	$4,712	$3,748	$18,064	$15,597
Adjusted total revenues for adjusted efficiency ratio (non-GAAP)	$38,619	$37,396	$34,257	$146,595	$137,798
Adjusted efficiency ratio (non-GAAP) (2)	54.08%	56.22%	53.57%	56.39%	54.92%

The following table presents a reconciliation of operating expense as a percentage of average assets (as reported) and adjusted operating expense as a percentage of average assets (non-GAAP) :

	Three Months Ended			Year Ended
	Dec. 31,	Sept. 30,	Dec. 31,	Dec. 31,	Dec. 31,
	2017	2017	2016	2017	2016
Operating expense as a % of average assets - as reported	2.65%	1.99%	1.88%	2.18%	2.00%
Restructuring costs	(0.73)%	0.00%	0.00%	(0.19)%	0.00%
Acquisition costs	0.00%	0.00%	0.07%	0.00%	0.02%
Amortization of other intangible assets	(0.02)%	(0.03)%	(0.08)%	(0.02)%	(0.06)%
Measurement period fixed asset adjustment (1)	0.00%	0.00%	0.00%	0.00%	0.01%
Adjusted operating expense as a % of average assets (non-GAAP)	1.90%	1.96%	1.87%	1.97%	1.97%

(1) A fixed asset measurement period adjustment for $0.3 million was recorded in 2016 related to the recovery of depreciation expense recorded in 2015.

(2) Adjusted efficiency ratio is calculated by dividing adjusted non-interest expense by the sum of net interest income on a tax-equivalent basis and adjusted non-interest income.

BRIDGE BANCORP, INC. AND SUBSIDIARIES

Non-GAAP Financial Measures (unaudited)

The following table reconciles net interest margin (as reported) to adjusted net interest margin on a tax equivalent basis, excluding accretion income and average purchase accounting adjustments on acquired loans (non-GAAP) :

	Three Months Ended			Year Ended
	Dec. 31,	Sept. 30,	Dec. 31,	Dec. 31,	Dec. 31,
(Dollars in thousands)	2017	2017	2016	2017	2016
Net interest income - as reported	$33,561	$32,345	$30,165	$127,160	$120,871
Tax equivalent adjustment	337	339	344	1,371	1,330
Net interest income, tax-equivalent basis (non-GAAP)	$33,898	$32,684	$30,509	$128,531	$122,201
Adjustment:
Less: Accretion income on acquired loans	(2,072)	(1,738)	(2,579)	(7,558)	(9,050)
Adjusted net interest income, tax-equivalent basis (non-GAAP)	$31,826	$30,946	$27,930	$120,973	$113,151

Average interest earning assets - as reported	$4,003,876	$3,894,829	$3,562,519	$3,847,009	$3,508,429
Adjustment:
Average purchase accounting adjustments on acquired loans	14,309	16,077	21,828	16,716	24,792
Adjusted average interest earning assets (non-GAAP)	$4,018,185	$3,910,906	$3,584,347	$3,863,725	$3,533,221

Net interest margin - as reported (1)	3.33%	3.29%	3.37%	3.31%	3.45%
Tax equivalent adjustment	0.03%	0.04%	0.04%	0.03%	0.03%
Net interest margin, tax-equivalent basis (non-GAAP) (2)	3.36%	3.33%	3.41%	3.34%	3.48%
Adjustment:
Purchase accounting adjustments on acquired loans	(0.22)%	(0.19)%	(0.32)%	(0.21)%	(0.28)%
Adjusted net interest margin (non-GAAP) (3)	3.14%	3.14%	3.09%	3.13%	3.20%

(1) Net interest margin represents net interest income divided by average interest earning assets.

(2) Net interest margin, tax equivalent basis represents net interest income on a tax equivalent basis divided by average interest earning assets.

(3) Adjusted net interest margin represents adjusted net interest income, tax equivalent basis divided by adjusted average interest earning assets.

The following table presents the tangible common equity to tangible assets calculation (non-GAAP) :

	Dec. 31,	Sept. 30,	Dec. 31,
(Dollars in thousands)	2017	2017	2016
Total assets - as reported	$4,430,002	$4,284,278	$4,054,570
Less: Goodwill and other intangible assets - as reported	(111,164)	(111,170)	(111,774)
Tangible assets (non-GAAP)	$4,318,838	$4,173,108	$3,942,796

Total stockholders' equity - as reported	$429,200	$441,939	$407,987
Less: Goodwill and other intangible assets - as reported	(111,164)	(111,170)	(111,774)
Tangible common equity (non-GAAP)	$318,036	$330,769	$296,213

Tangible common equity to tangible assets (non-GAAP) (1)	7.4%	7.9%	7.5%

(1) Calculated by dividing tangible common equity by tangible assets.